SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box: [ ] Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Soliciting Materials

[ ] Soliciting Material under Rule 14a-12

Arguss Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed: January 7, 2002

January 7, 2002

Dear Fellow Stockholder:

Two dissident stockholders, Ronald Pierce and Kenneth Olsen, have recently sent you yet another letter seeking your support of their plan to take control of your Company. We believe that their letter blatantly misstates important facts about the Company, as we explain below. Moreover, Pierce and Olsen tout their “experience” but again fail to tell you that Mr. Olsen, who would become Chairman and Chief Executive Officer of the Company under their proposal, was terminated from his earlier position at the Company over two years ago because he was unable to provide necessary operational leadership in that position.

We believe that your Company should not be placed into the hands of individuals who cannot get the facts straight, and that you should not want as the Company’s Chairman and CEO an individual whose “experience” includes being terminated for failure to provide necessary leadership.

You should also know that, while Pierce and Olsen claim in their latest letter that their interests “are clearly aligned with yours,” we believe that they have already demonstrated that they are willing to take actions that potentially serve their own interests, to the detriment of your interests as stockholders of the Company — in particular, by planning for the Company to buy Mr. Olsen’s current business from him, at a price equal to four times its fiscal year 2000 total revenues, as soon as they have taken control of your Company. We believe that this fact indicates that Pierce and Olsen’s interests are not “clearly aligned” with your interests as a stockholder.

Finally, you should understand that Pierce and Olsen are offering no premium to stockholders in exchange for gaining control of your Company. All they offer is a business plan that, to the extent it contains anything new, would do nothing more in our view than increase risk. We believe that this is not what is best for your Company.

DO NOT SIGN AND RETURN ANY GOLD CONSENT CARD!

SIGN, DATE AND RETURN THE BLUE REVOCATION OF CONSENT CARD!

PIERCE AND OLSEN BLATANTLY MISSTATE THE FACTS

In their most recent letter, dated December 28, 2001, Pierce and Olsen claim that the Company depends too heavily on a small number of customers, and that “just two customers — AT&T Broadband, Inc. and Charter Communications, Inc. — accounted for approximately 64% of the Company’s net sales during the fiscal year ended December 31, 2000.” This statement is false. In fact, as set forth in the Company’s Annual Report on Form 10-K for fiscal year 2000, AT&T Broadband and Charter Communications accounted for only 37% of the Company’s net sales during that period.

Pierce and Olsen’s most recent letter also claims that the Company’s financial statements for the 1998, 1999 and 2000 fiscal years “show steady, dramatic decreases in internally generated growth.” This statement also misstates the facts. As set forth in the Company’s Annual Report on Form 10-K for fiscal year 2000, the Company’s Arguss Communications Group in fact generated internal growth of $29,041,000, or 23%, from 1998 to 1999, and of another $18,995,000, or 11%, from 1999 to 2000.

Either Pierce and Olsen are deliberately giving you inaccurate information, or they simply don’t understand basic facts about the Company’s business. In either event, ask yourself: do you really want people who are not giving you accurate information running your Company?

OLSEN’S “EXPERIENCE” INCLUDES BEING

TERMINATED FROM ARGUSS IN APRIL 1999

In their December 28, 2001 letter, Pierce and Olsen tell you that “Mr. Olsen was President of one of Arguss’ principal operating subsidiaries for two years.” What they fail to tell you, however, is that Mr. Olsen was terminated by your Board in April of 1999 because of (as reflected in the minutes of the Board) an inability to provide necessary operational leadership in that position. Ask yourself: is this the kind of “experience” you want in the Chairman and CEO of your Company?

PIERCE AND OLSEN HAVE ALREADY DEMONSTRATED THAT THEIR

INTERESTS ARE NOT ALIGNED WITH YOURS

In their solicitation statement, Pierce and Olsen state — not up front, but in an “Annex” at the back — that the two of them have had “preliminary discussions . . . concerning the possibility of the Company purchasing Fairway [Communications Corp.],” Mr. Olsen’s current company, in the event that their effort to take control of your Company succeeds and Mr. Olsen becomes Chairman and CEO. You should know that, while Pierce and Olsen publicly describe their discussions as “preliminary,” Mr. Olsen stated in a questionnaire submitted to his lawyers this past November that it is in fact “probable” that, if he and Pierce are successful, Arguss will acquire Fairway. Further, Mr. Olsen stated that, subject to a fairness opinion and determination by an independent committee, the acquisition would be “at an estimated price of $2 million.” Rory Phillips, who currently works for Fairway, is the co-owner of that business, and is Pierce and Olsen’s proposed new Executive Vice President, Treasurer and Secretary of Arguss, likewise stated in his questionnaire that “I anticipate” that Arguss would acquire Fairway for “fair market value of about $2 million.” This supposed “fair market value” would be four times Fairway’s entire revenues for the fiscal year ended December 31, 2000, and over one hundred eighty times the $10,946 that Mr. Olsen reported to Dun & Bradstreet as Fairway’s net income for that period. Ask yourself: Is this good for your Company — or only for Mr. Olsen and his colleague?

PIERCE AND OLSEN OFFER YOU NO PREMIUM

FOR CONTROL OF YOUR COMPANY

Typically, a hostile acquirer would make an offer, at a premium, in order to gain control of a company. Your Board, pursuant to its fiduciary responsibility, would consider any legitimate offer that was made to the Board. However, Pierce and Olsen have made no such offer. This is simply a blatant attempt to gain control of your Company without paying stockholders a single cent.

* * *

As we have stated in the Company’s Definitive Revocation of Consent Statement dated December 20, 2001, and in our previous letter to you dated December 27, 2001, we believe that the bulk of the “new” business plan proposed by Pierce and Olsen merely endorses initiatives already being implemented by your Board of Directors, while the remainder proposes a high-risk strategy premised on increasing business in sectors with more volatile and less creditworthy customers. We urge you to read these materials carefully, to conclude that this is not the business plan that is best for your Company and to decide that Pierce and Olsen are not the people you want running your Company.

IMPORTANT

The Board of Directors urges you NOT to return any GOLD consent card solicited from you. If you have previously returned any such consent card you have every right to change your vote. Simply sign, date and mail the enclosed BLUE Revocation of Consent Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call Morrow & Co., Inc., our soliciting agent, toll free at 1-800-662-5200. Morrow & Co., Inc.’s address is 445 Park Avenue, 5th Floor, New York, NY 10022.

REVOCATION OF CONSENT
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
ARGUSS COMMUNICATIONS, INC.

The undersigned, a holder of shares of common stock, par value $.01 per share, of Arguss Communications, Inc. (the “Company” or “Arguss”), acting with respect to all shares of the Company’s common stock held by the undersigned at the close of business on November 29, 2001, hereby acts as follows concerning the proposals of Ronald D. Pierce and Kenneth R. Olsen set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as /X/ indicated in this example.

PROPOSALS OF RONALD D. PIERCE AND KENNETH R. OLSEN

PROPOSAL 1:	Remove the current directors of Arguss (Rainer H. Bosselmann, DeSoto S. Jordan, Jr., Daniel A. Levinson, Richard S. Perkins, Jr., Garry A. Prime, James W. Quinn and Peter Winslow) and any other person elected or appointed to the Arguss Board of Directors prior to the effective date of this proposal other than the directors elected by this consent.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

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PROPOSAL 2:	Elect Ronald D. Pierce, Kenneth R. Olsen, James D. Gerson, Stephen G. Moore, Dennis Nolin, Michael Sparkman and George Tamasi to serve as the directors of Arguss until their respective successors are duly elected and qualified or their earlier resignation or removal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Repeal any amendment(s) to the Arguss by-laws adopted by the current Arguss Board of Directors between October 1, 2001 and the effective date of this proposal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

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IN ORDER FOR YOUR REVOCATION OF CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: _________________________, 200__

Print Name: _____________________________________________

Signature (Title, if any): _____________________________________

Signature (if held jointly): ____________________________________

Title or Authority: _________________________________________

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

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